Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Plug Power Inc. of our report dated February 9, 2001 relating to the financial statements of Plug Power Inc. as of December 31, 2000 and for each of the two years in the period then ended, which appears in Plug Power Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2001 as filed on February 12, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Albany, New York

February 12, 2003